UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 13, 2010
Lakes Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 449-9092
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On July 14, 2010, Lakes Entertainment, Inc. (“Lakes”) announced that on July 13, 2010, it entered into a Termination Agreement with Penn Ventures, LLC, a subsidiary of Penn National Gaming, Inc. (“Penn”) whereby in exchange for a $25 million payment from Penn to Lakes, Lakes agreed to relinquish all right, title and interest it had in the casino projects in Columbus, Ohio and Toledo, Ohio which are proposed to be developed by Penn. As previously announced, on October 28, 2009, Lakes and Penn entered into a Funding and Option Agreement whereby, in return for a corresponding equity stake up to 10% in the potential casinos in Columbus and Toledo, Lakes (1) agreed to fund 10% of Penn’s costs of the Issue 3 referendum and (2) had the option, but not the obligation, to fund up to 10% of equity required to develop such casinos. Lakes had funded approximately $1.9 million under the Funding and Option Agreement. The Termination Agreement does not affect Lakes’s investment with Rock Ohio Ventures, LLC and its proposed casino developments in Cincinnati and Cleveland.
          A copy of the agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.
          A copy of the press release issued by Lakes on July 14, 2010 pertaining to the Agreement is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.
Item 1.02 Termination of a Material Definitive Agreement
          The following agreement is terminated effective as of July 13, 2010 as a result of entering into the Termination Agreement described in Item 1.01 above:
•	Joint Funding Arrangement and Development Option for Gaming Facilities in Ohio dated October 28, 2009 by and between Lakes Entertainment, Inc. and Penn Ventures, LLC (“Joint Funding Agreement”).
          The descriptions of the Joint Funding Agreement and Termination Agreement set forth in Item 1.01 above are incorporated by reference into this Item 1.02.
Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibit

10.1	Termination Agreement by and between Lakes Entertainment, Inc. and Penn Ventures, LLC, effective July 13, 2010.

99.1	Lakes Entertainment, Inc. Press Release dated July 14, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: July 15, 2010	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

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